AMENDMENT

              to the Risk Premium Reinsurance Agreement between the
                    CENTURY LIFE OF AMERICA of Waverly, Iowa,
                   hereinafter referred to as the "REINSURED,"
                                       and
       THE LINCOLN NATIONAL LIFE INSURANCE COMPANY of Fort Wayne, Indiana,
                   hereinafter referred to as the "LINCOLN,"
effective September 1, 1983.

    On and after the first day of April, 1986, except for coverage provided in Schedule B, Part I, the LINCOLN shall have no liability under facultative applications for reinsurance under the above-mentioned reinsurance agreement unless the REINSURED has accepted the LINCOLN'S offer to reinsure.

    It is expressly understood and agreed that the provisions of this amendment shall be subject to all the terms and conditions of the reinsurance agreement of which this amendment is a part which do not conflict with the terms hereof.

    IN WITNESS WHEREOF the parties hereto have caused this amendment to be executed in duplicate on the dates shown below.

CENTURY LIFE OF AMERICA

By /s/ Signature                            By /s/ James P. Anderson
   -----------------------------               -----------------------------
   Sr. VP - Chief Actuary                      V.P. - Legal & Asst. Sec.

Date May 9, 1986                            Date May 9, 1986
     ---------------------------                 ---------------------------

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By /s/ Signature                            By /s/ Larsh Rothert
   -----------------------------               -----------------------------
           Vice President                           Assistant Secretary

Date 5-21-86                                Date 5.20.86
     ---------------------------                 ---------------------------

Revision No. 6

                               SCHEDULE B, PART I

                               Conditional Receipt

    In addition to the automatic coverage otherwise provided under this agreement, if the REINSURED shall become liable, as a result of having issued a conditional receipt, for a death claim of an amount which, together with the amount retained by the REINSURED under previously-issued policies, if any, exceeds its own limit of retention applicable to the mortality class, plan of insurance, and age at issue for which a premium was collected, the LINCOLN shall accept reinsurance of such excess automatically in an amount not to exceed $250,000.

    This additional automatic coverage shall apply to insurance which is covered under this agreement (as specified in paragraph 1 of the "REINSURANCE COVERAGE" article) but which does not meet all the conditions outlined in paragraph 2 of the "AUTOMATIC AND FACULTATIVE REINSURANCE" article. In any case, this additional reinsurance shall terminate when facultative reinsurance is completed.

    A copy of any conditional receipt form of the REINSURED issued in connection with any policy form eligible for reinsurance under this agreement is attached as Schedule B, Part II . The REINSURED shall notify the LINCOLN immediately of any change in such form. The liability of the LINCOLN for additional coverage under this Schedule B shall be applicable only with respect to conditional receipt forms which have been reviewed and accepted by the LINCOLN for purposes of such additional coverage.

                        [LOGO OF     CENTURY
                      CENTURY LIFE   LIFE OF
CONDITIONAL RECEIPT    OF AMERICA]   AMERICA
                                     Heritage Way, Waverly, Iowa 50677  No 30796

IN NO EVENT SHALL ANY INSURANCE BE EFFECTIVE FOR ANY PERIOD UNLESS THE PROPOSED INSURED WAS INSURABLE AND ACCEPTABLE AS PROVIDED BELOW.

Received from .................... this ....... day of .............., 19 ......
........................................ in the amount of $........ in connection
 Nature of Payment (Cash, Check, etc.)
with an identically numbered application for insurance on which the Proposed
Insured is .....................................................................

NO INSURANCE UNLESS CONDITION SATISFIED

It is a condition precedent to insurance hereunder on the person proposed for insurance that on the EFFECTIVE DATE (as hereinafter defined), such person be insurable under the Company's rules, limits and standards for the policy or policies applied and paid for. There will be no insurance hereunder on such person unless that person satisfies said condition, regardless of whether said person has been notified he is not insurable, and if said condition is not satisfied by the person, any payment made by the Applicant for such person shall be returned.

MINIMUM PAYMENT REQUIRED WITH APPLICATION

This receipt provides for [ ] Life [ ] Disability Income insurance subject to all provisions herein, in accordance with the terms of the policy or policies applied for, provided the amount paid with the application is at least equal to the amount of the full first premium according to the mode of premium payment selected for each policy indicated.

This receipt shall be void if any check or draft given in exchange for it is not paid when presented for payment.

EFFECTIVE DATE OF INSURANCE

This receipt provides no insurance until the EFFECTIVE DATE which is defined as the later of (1) date of completion of all parts of the application and supplements thereto on the person proposed for insurance, or (2) date of completion of all medical examinations, including a second examination, electrocardiogram, urine specimen, and chest X-ray where required for the person by the Company's published underwriting rules because of age and amount of insurance applied for, or (3) the Date of Issue, if any, requested in the application.

TERMINATION DATE OF INSURANCE

This receipt provides no insurance after the TERMINATION DATE which is determined separately for each policy applied for and is defined as the earliest date of the following:

1. The date notice is mailed that the application is not accepted.
2. The date the Company tenders to the Applicant or Owner a policy issued other than as applied for.
3. The date next prior to the day the policy becomes effective in the event the policy is issued as applied for.
4. The date 60 days subsequent to the date of the application.

CONDITIONAL INSURANCE PROVIDED

Provided there is no material misrepresentation in the application, this receipt provides insurance, subject to all provisions herein, in accordance with the terms of the policy or policies applied for, between the EFFECTIVE DATE and TERMINATION DATE and subject to the following limitations for any life or accidental death insurance:

a. If, on the EFFECTIVE DATE, the person proposed for life insurance is insurable under the Company's rules, limits and standards for the life insurance applied for and at the rate applied for or a lower rate, then the insurance under this receipt for such person shall in no case exceed $250,000 including all life and accidental death insurance then in force with the Company.

b. If, on the EFFECTIVE DATE, the person proposed for life insurance is insurable under the Company's rules, limits and standards for the life insurance applied for, but only at a rate higher than the rate applied for, then the insurance under this receipt for such person shall be for the amount which the full first premium would purchase at the higher rate subject to the limitation of the immediate preceding paragraph.

AGENT MAY NOT MODIFY

No Agent of Century Life of America has any power or authority to change or modify any of the provisions of this Conditional Receipt.

Dated at ..................................... on ..............................
               City               State                        Date

...............................................
              Soliciting Agent